Exhibit (21) List of Subsidiaries

Name	State

Corporations:
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Parkway Properties General Partners, Inc.	Delaware

Parkway 233 North Michigan Manager, Inc.	Delaware

Golf Properties, Inc.	North Carolina

Partnerships:
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Moore Building Associates LP	Delaware

Moore Garage LLC	Delaware

Parkway Moore LLC	Delaware

Parkway Properties LP	Delaware

Parkway Realty Services LLC	Delaware

Wink/Parkway Partnership	Louisiana

111 Capitol Building LP	Mississippi

Parkway Jackson LLC	Mississippi

Parkway Lamar LLC	Mississippi

Parkway Mississippi LLC	Mississippi

Parkway Properties Tax Administration LLC	Mississippi

Parkway Capitol Center LLC	Delaware

Parkway 233 North Michigan LLC	Delaware